Exhibit 99.1

	Contact:	Scott A. McCurdy
Vice President and CFO
Geokinetics Inc.
(281) 848-6823
(281) 398-9996 FAX

FOR IMMEDIATE RELEASE

GEOKINETICS ANNOUNCES CLOSING
OF $110 MILLION SECOND PRIORITY SENIOR SECURED FLOATING
RATE NOTES DUE 2012

HOUSTON, TEXAS December 18, 2006 - Geokinetics Inc. (OTCBB: GKNT) announced today the closing of an offering $110 million Second Priority Senior Secured Floating Rate Notes due 2012 (the “notes”) on December 15, 2006.  The notes are guaranteed by Geokinetics’ principal domestic subsidiaries.  The Company intends to use the net proceeds from this offering to repay a portion of the indebtedness incurred in the acquisition of Grant Geophysical, Inc.

The notes and the guarantees thereof will not be registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act and any applicable state securities laws.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITY AND DOES NOT CONSTITUTE AN OFFER, SOLICITATION OR SALE IN ANY JURISDICTION IN WHICH SUCH OFFERING WOULD BE UNLAWFUL.

About Geokinetics Inc.

Geokinetics Inc., based in Houston, Texas, is a leading global provider of seismic acquisition and high-end seismic data processing services to the oil and gas industry.  Geokinetics has strong operating presence in North America and is focused on key markets internationally. Geokinetics operates in some of the most challenging locations in the world from the Arctic to mountainous jungles to the transition zone environments. More information about Geokinetics is available at www.geokinetics.com.